Exhibit 10.16

SECOND AMENDMENT TO OFFICE LEASE
RiverPark Five, LLC/Provo Craft & Novelty, Inc.

THIS AMENDMENT (this “Amendment”) is entered into as of the 18th day of January, 2018, between RIVERPARK FIVE, LLC, a Utah limited liability company (“Landlord”), and PROVO CRAFT & NOVELTY, INC., a Utah corporation, doing business as CRICUT® (“Tenant”).  (Landlord and Tenant are referred to in this Amendment collectively as the “Parties” and individually as a “Party.”)

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.Definitions.  As used in this Amendment, each of the following terms shall have the indicated meaning, and any term used in this Amendment that is capitalized but not defined shall have the same meaning as set forth in the Lease (defined below in this Paragraph 1), as amended by this Amendment:

“Additional Space” means the additional space being added to the Lease by this Amendment, described as Suite 350 on the third floor of the Building, consisting of approximately 10,215 usable square feet and approximately 11,900 rentable square feet.

“Existing Space” means the space covered by the Lease prior to this Amendment, described as follows:

(i)Suite 300 (“Suite 300”) on the third floor of the Building, consisting of approximately 11,988 usable square feet and approximately 13,966 rentable square feet; and

(ii)Suite 400 (“Suite 400”) on the fourth floor of the Building, consisting of approximately 25,566 usable square feet and approximately 29,248 rentable square feet,

comprising in the aggregate a total of approximately 37,554 usable square feet and approximately 43,214 rentable square feet.

“Expansion Date” means the earlier of:

(i)the date on which Landlord's construction obligations with respect to the Additional Space have been fulfilled in accordance with the attached Exhibit A, subject only to the completion by Landlord of any “punch list” items that do not materially interfere with Tenant's use and enjoyment of the Additional Space; or

(ii)the date on which such obligations would have been fulfilled, but for Tenant Delay (as defined on the attached Exhibit A).  The projected Expansion Date is September 1, 2018.

“Lease” means the Office Lease, dated November 20, 2014, as amended by the First Amendment to Office Lease, dated January 6, 2017 (the “First Amendment”), and the Expansion Date Certificate, dated September 20, 2017, all entered into between Landlord, as landlord, and Tenant, as tenant, and, where applicable, as amended by this Amendment.

2.Purpose.  The Lease currently covers the Existing Space.  The Parties desire to add the Additional Space to the Lease as of the Expansion Date in accordance with the terms and conditions set forth in this Amendment.

3.Lease Definitions.  Effective as of, and for the period on and after, the Expansion Date, the following definitions in Paragraph 1 (Definitions) of the Lease are revised to read as follows (and any term used in the following definitions that is not defined in the Lease shall have the same meaning as set forth in this Amendment):

1.1“Base Year Operating Expenses” means (a) for Suite 400, the Operating Expenses (as defined in Paragraph 5.1.2) that are actually incurred in calendar year 2015, and (b) for Suite 300 and the Additional Space, the Operating Expenses that are actually incurred in calendar year 2017.

1.2“Basic Monthly Rent” means the following amounts per calendar month for the periods indicated, which amounts are subject to adjustment as set forth in the definition of “Premises”; provided, however, that if the Expansion Date occurs on a date other than September 1, 2018, the periods set forth below for the Additional Space only (and not the periods set forth below for the Existing Space, which shall remain in effect as set forth below) shall begin on such other date (as memorialized in an instrument entered into between Landlord and Tenant), but (a) the Basic Monthly Rent for the Additional Space for the first four (4) months on and after the Expansion Date shall be $8.00 per rentable square foot on an annual basis, (b) the increases in the Basic Monthly Rent shall still occur on each August 1St during the Term, and (c) the Expiration Date for both the Additional Space and the Existing Space shall remain as July 31, 2025, subject to extension to July 31, 2026 in accordance with Paragraph 3(b) of Exhibit A attached to this Amendment:

Suite 300 - 13,966 rentable square feet

Periods	Basic Monthly Rent	Annual Cost Per Rentable Square Foot
September 1, 2018 through July 31, 2019, inclusive	$29,829.05 per month,	$25.63
August 1, 2019 through July 31, 2020, inclusive	$30,573.90 per month	$26.27
August 1, 2020 through July 31, 2021, inclusive	$31,330.39 per month	$26.92
August 1, 2021 through July 31, 2022, inclusive	$32,121.80 per month	$27.60
August 1, 2022 through July 31, 2023, inclusive	$32,924.85 per month	$28.29
August 1, 2023 through July 31, 2024, inclusive	$33,739.53 per month	$28.99
August 1, 2024 through July 31, 2025, inclusive	$34,589.13 per month	$29.72

(If the Term is extended pursuant to Paragraph 3(b) of Exhibit A attached to this Amendment)

August 1, 2025 through July 31, 2026, inclusive	$35,450.36 per month	$30.46

Additional Space (Suite 350)-11,900 rentable square feet

Periods	Basic Monthly Rent	Annual Cost Per Rentable Square Foot
September 1, 2018 through December 31, 2018, inclusive	$7,933.33 per month	$8.00
January 1, 2019 through July 31, 2019, inclusive	$25,416.42 per month	$25.63
August 1, 2019 through July 31, 2020, inclusive	$26,051.08 per month	$26.27
August 1, 2020 through July 31, 2021, inclusive	$26,695.67 per month	$26.92
August 1, 2021 through July 31, 2022, inclusive	$27,370.00 per month	$27.60
August 1, 2022 through July 31, 2023, inclusive	$28,054.25 per month	$28.29
August 1, 2023 through July 31, 2024, inclusive	$28,748.42 per month	$28.99
August 1, 2024 through July 31, 2025, inclusive	$29,472.33 per month	$29.72

(If the Term is extended pursuant to Paragraph 3(b) of Exhibit A attached to this Amendment)

August 1, 2025 through July 31, 2026, inclusive	$30,206.17 per month	$30.46

Suite 400-29,248 rentable square feet

Periods	Basic Monthly Rent	Annual Cost Per Rentable Square Foot
September 1, 2018 through December 31, 2019, inclusive	$61,688.91 per month	$25.31
August 1, 2019 through July 31, 2020, inclusive	$63,224.43 per month	$25.94
August 1, 2020 through July 31, 2021, inclusive	$64,808.69 per month	$26.59
August 1, 2021 through July 31, 2022, inclusive	$66,417.33 per month	$27.25
August 1, 2022 through July 31, 2023, inclusive	$68,074.72 per month	$27.93
August 1, 2023 through July 31, 2024, inclusive	$69,780.85 per month	$28.63
August 1, 2024 through July 31, 2025, inclusive	$71,535.73 per month	$29.35

(If the Term is extended pursuant to Paragraph 3(b) of Exhibit A attached to this Amendment)

August 1, 2025 through July 31, 2026, inclusive	$73,314.99 per month	$30.08

* * * * *

1.8“Premises” means the following:

(a)Suite 300 on the third floor, consisting of approximately 11,988 usable square feet and approximately 13,966 rentable square feet;

(b)Suite 350 on the third floor, consisting of approximately 10,215 usable square feet and approximately 11,900 rentable square feet; and

(c)Suite 400 on the fourth floor, consisting of approximately 25,566 usable square feet and approximately 29,248 rentable square feet,

comprising in the aggregate a total of approximately 47,769 usable square feet and approximately 55,114 rentable square feet, shown on the attached Exhibit B and located in the Building, which contains approximately 121,425 usable square feet and approximately 138,893 rentable square feet.  The Premises do not include, and Landlord reserves, the exterior walls and roof of the Premises, the land and other area beneath the floor of the Premises, the pipes, ducts, conduits, wires, fixtures and equipment above the suspended ceiling of the Premises and the structural elements that serve the Premises or comprise the Building.  Landlord's reservation includes the right to install, inspect, maintain, use, repair, alter and replace those areas and items and to enter the Premises in order to do so in accordance with Paragraph 9.3.  For all purposes of this Lease, the calculation of “usable square feet” and “rentable square feet” contained within the Premises and the Building shall be subject to final measurement and verification by Landlord's architect according to ANSI/BOMA Standard Z65.1-2010 (or any successor standard) and, in the event of a variation, Landlord and Tenant shall amend this Lease accordingly, amending each provision that is based on usable or rentable square feet, including, without limitation, Basic Monthly Rent, Security Deposit, Tenant's Parking Stall Allocation, Tenant's Percentage of Operating Expenses and TI Allowance set forth in Exhibit A attached to this Amendment.

* * * * *

4.Option to Terminate.  In addition to the timely payment by Tenant of the unamortized costs and amounts for Suite 400 listed in Paragraph 9(d) of the Rider, as previously modified by Paragraph 5 of the First Amendment with respect to Suite 300, another condition to the exercise of the option to terminate set forth in Paragraph 9 of the Rider is that within ten (10) business days after receipt by Tenant of an invoice therefor, accompanied by reasonable supporting documentation, Tenant shall have paid to Landlord a sum comprised of the unamortized cost or amount as of the Termination Date of the following:

(a)all tenant improvements made to the Additional Space at Landlord's expense, including, without limitation, any additional advance requested by Tenant in accordance with Paragraph 3(b) of the attached Exhibit A that is being repaid as a portion of the Basic Monthly Rent;

(b)all reasonable and customary leasing commissions paid or incurred by Landlord in connection with this Amendment; and

(c)all Basic Monthly Rent abated during the Term in any “base-free rent” period in connection with the Additional Space (that is, $17.63 per rentable square foot of the Premises on an annual basis for the first four (4) months on and after the Expansion Date), with all such amortization commencing on the first day of the first full calendar month during the Term in which full Basic Monthly Rent for the Additional Space is payable under this Amendment (that is, $25.63 per rentable square foot of the Premises on an annual basis), and expiring on July 31, 2025 (which, for example purposes only, will be a six (6) year, seven (7)-month amortization schedule if the Expansion Date occurs on September 1, 2018), subject to extension to July 31, 2026 in accordance with Paragraph 3(b) of Exhibit A attached to this Amendment, together with interest thereon at the rate of eight percent (8%) per annum.

5.Right of First Refusal.

(a)During the Term, and provided that (i) the Lease is in full force and effect, (ii) Tenant is not in default under the Lease beyond the expiration of any applicable notice and cure period given to Tenant in the Lease, (iii) Tenant has not assigned the Lease or subleased all or any portion of the Premises under any then-existing sublease, and (iv) the right of first refusal described in this Paragraph 5 is not being exercised in connection with or for the purpose of facilitating any such assignment or sublease, if the space (the “ROFR Space”) on the third floor of the Building, adjacent to the Premises and consisting of approximately 2,724 rentable square feet, is or becomes available for lease, and Landlord receives a request for proposal from a tenant that Landlord desires to accept to lease the ROFR Space, or sends out (or has decided to send out) a bona fide proposal to a specific, bona fide prospective tenant to lease the ROFR Space, then Landlord shall give to Tenant written notice (the “ROFR Notice”) that Landlord is willing to enter into a lease with Tenant of the ROFR Space.  (For purposes of this Paragraph, any space covered by a renewal, extension or expansion option existing in any tenant's lease as of the date of the Lease, any renewal or extension option given by Landlord to any then-existing tenant for its then-existing space, or any right of first offer or right of first refusal existing as of the date of the Lease, shall not be “available for lease” until after each such option or right has expired.)

(b)If Tenant gives Landlord notice of Tenant's interest in leasing the ROFR Space within three (3) business days after receipt of the ROFR Notice, the Parties shall enter into another amendment to the Lease covering the ROFR Space, which, unless otherwise agreed by the Parties, shall:

(i)have a term that is coterminous with the Lease;

(ii)provide for Basic Monthly Rent for the ROFR Space at the same rate, on a per rentable square foot basis, as is payable for the Additional Space during the period concerned; provided, however, that the rentable square footage added to the Lease for the ROFR Space shall also include the rentable square footage of all corridors and hallways located on the third floor, which corridors and hallways shall be deemed usable square footage for the purposes of calculating such rentable square feet; and

(iii)provide for a tenant improvement allowance for the ROFR Space on a per usable square foot basis, determined by multiplying the TI Allowance per usable square foot by a fraction, the numerator of which is the number of full calendar months left in the remaining Term as of the commencement date for the ROFR Space, and the denominator of which is the number of full calendar months in the original Term for the Additional Space commencing on January 1, 2019.

(c)If either of the following occurs: (i) within such three (3)-day period, Tenant either delivers notice to Landlord that Tenant elects not to lease the ROFR Space, or fails to deliver any written response to Landlord; or (ii) Tenant fails to enter into an amendment to the Lease within ten (10) business days after Tenant delivers notice to Landlord that Tenant elects to lease the ROFR Space, adding the ROFR Space to the Lease in a manner consistent with this Paragraph 5, then such right of first refusal with respect to the ROFR Space shall terminate and be of no further force or effect.

6.Improvement of Additional Space.  Prior to the Expansion Date, Landlord shall improve the Additional Space in accordance with the attached Exhibit A.

7.Description of Premises.  Effective as of the Expansion Date, Exhibit B attached to the Lease is deleted in its entirety and is replaced with the new Exhibit B attached to this Amendment.

8.Enforceability.  Each Party represents and warrants that:

(a)such Party was duly formed and is validly existing and in good standing under the laws of the state of its formation;

(b)such Party has the requisite power and authority under all applicable laws and its governing documents to execute, deliver and perform its obligations under this Amendment;

(c)the individual executing this Amendment on behalf of such Party has full power and authority under such Party's governing documents to execute and deliver this Amendment in the name of, and on behalf of, such Party and to cause such Party to perform its obligations under this Amendment;

(d)this Amendment has been duly authorized, executed and delivered by such Party; and

(e)this Amendment is the legal, valid and binding obligation of such Party, and is enforceable against such Party in accordance with its terms.

9.Brokerage Commissions.  Except as may be set forth in one or more separate agreements between (i) Landlord and Landlord's broker, or (ii) Landlord or Landlord's broker and Tenant's broker:

(a)Landlord represents and warrants to Tenant that no claim exists for a brokerage commission, finder's fee or similar fee in connection with this Amendment based on any agreement made by Landlord; and

(b)Tenant represents and warrants to Landlord that no claim exists for a brokerage commission, finder's fee or similar fee in connection with this Amendment based on any agreement made by Tenant.

Landlord shall indemnify, defend and hold harmless Tenant from and against any claim for a brokerage commission, finder's fee or similar fee in connection with this Amendment based on an actual or alleged agreement made by Landlord.  Tenant shall indemnify, defend and hold harmless Landlord from and against any claim for a brokerage commission, finder's fee or similar fee in connection with this Amendment based on an actual or alleged agreement made by Tenant.

10.Entire Agreement.  The Lease, as amended by this Amendment, exclusively encompasses the entire agreement of the Parties, and supersedes all previous negotiations, understandings and agreements between the Parties, whether oral or written, including, without limitation, any oral discussions, letters of intent and email correspondence.  The Parties acknowledge and represent, by their signatures below, that the Parties have not relied on any representation, understanding, information, discussion, assertion, guarantee, warranty, collateral contract or other assurance, except those expressly set forth in the Lease and this Amendment, made by or on behalf of any other Party or any other person whatsoever, prior to the execution of this Amendment.  The Parties waive all rights and remedies, at law or in equity, arising or which may arise as the result of a Party's reliance on such representation, understanding, information, discussion, assertion, guarantee, warranty, collateral contract or other assurance.

11.General Provisions.  In the event of any conflict between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control.  Except as set forth in this Amendment, the Lease is ratified and affirmed in its entirety.  This Amendment shall inure to the benefit of, and be binding on, the Parties and their respective successors and assigns.  This Amendment shall be governed by, and construed and interpreted in accordance with, the laws (excluding the choice of laws rules) of the state of Utah.  This Amendment may be executed in any number of duplicate originals or counterparts, each of which when so executed shall constitute in the aggregate but one and the same document.  Each exhibit referred to in, and attached to, this Amendment is an integral part of this Amendment and is incorporated in this Amendment by this reference.

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THE PARTIES have executed this Amendment on the respective dates set forth below, to be effective as of the date first set forth above.

LANDLORD

RIVERPARK FIVE, LLC,
A Utah limited liability company
by its Manager:

RIVERPARK HOLDINGS, LLC,
a Utah limited liability company

By	/s/ David S. Layton
David S. Layton
Manager

Date	02/12/2018

TENANT

PROVO CRAFT & NOVELTY, INC.,
a Utah corporation

By	/s/ Lance Evenson

Print or Type Name of Signatory:

Lance Evenson